Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

December 9, 2002

Avnet, Inc. to Host Analyst Day on December 17, 2002

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today announced it will host its 2002 Analyst Day at the New York Stock Exchange on Tuesday, December 17, 2002 beginning at 9:30 a.m. Eastern Time. Presenting at the event will be Roy Vallee, Avnet’s Chairman and Chief Executive Officer, Ray Sadowski, Chief Financial Officer, John Hovis, Vice President and Director, Investor Relations, Andy Bryant, President of Avnet Electronics Marketing, Rick Hamada, President of Avnet Computer Marketing, and Ed Kamins, President of Avnet Applied Computing. After the meeting, Avnet executives will proceed to the floor of the New York Stock Exchange to ring the closing bell.

The agenda for the day’s events can be found at www.ir.avnet.com and each presentation throughout the day will be broadcast live. Interested parties should log on to the Web site 15 minutes prior to the start of the event to register and download any necessary software.

Also available at www.ir.avnet.com are recent Webcast events, including Avnet’s presentation at the CSFB Technology Conference on December 4, 2002 and the Company’s First Quarter Earnings Announcement, along with FAQs regarding Avnet’s Debt and Liquidity Position. Avnet’s presentation at the upcoming Raymond James IT Supply Chain conference will be available via live Webcast on December 12, 2002 at 10:05 a.m. Eastern Time.

Company Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 and Fortune Global 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Please feel free to visit Avnet’s investor relations Web site at www.ir.avnet.com.

For Additional Information
Regarding Avnet’s Analyst Day,
Please Contact:

Marti A. Benfield
Manager, Investor Relations
investorrelations@avnet.com
480-643-7394

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